Exhibit 99.1	GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, January 27, 2014	James A. Graner (612) 623-6635 Media Contact: Bryce Hallowell (612) 623-6679

Graco Reports Record Annual Sales and Earnings

MINNEAPOLIS, MN (January 27, 2014) - Graco Inc. (NYSE: GGG) today announced results for the quarter and year ended December 27, 2013.

Summary

$ in millions except per share amounts

	Quarter Ended			Year Ended
	Dec 27,	Dec 28,	%	Dec 27,	Dec 28,	%
	2013	2012	Change	2013	2012	Change
Net Sales	$ 271.9	$ 253.7	7%	$ 1,104.0	$ 1,012.5	9%
Net Earnings	44.7	42.3	6%	210.8	149.1	41%
Diluted Net Earnings per Common Share	$ 0.71	$ 0.68	4%	$ 3.36	$ 2.42	39%

•	Cash flow from operations of $243 million was 28 percent higher than last year. The Company applied $148 million of cash to the reduction of long-term debt and returned $129 million to investors through dividends and Company stock repurchases.

•	Fourth quarter sales increased in all regions, including double-digit percentage growth in Asia Pacific. Sales for the quarter increased in Contractor and Industrial segments while Lubrication segment sales declined slightly.

•	Sales of $1.1 billion for the year were 9 percent higher than last year, led by a double-digit percentage increase in the Contractor segment and solid growth in the Industrial segment.

•	Gross margin rates remained strong at 54 percent for the quarter and 55 percent for the year.

•	General and administrative expenses for the year decreased $15 million including a $14 million decrease in acquisition and divestiture costs.

•	Other expense (income) included dividend income received from the Liquid Finishing businesses held as a cost-method investment. Dividends were $4 million for the quarter in both 2013 and 2012 and $28 million for the year, up from $12 million last year.

•	The effective income tax rate in 2013 reflected the favorable effects of higher after-tax dividend income from Liquid Finishing and renewal of the federal R&D credit.

•	Changes in currency translation rates did not have a significant effect on consolidated operating results. Favorable effects of rate changes in EMEA offset unfavorable effects in Asia Pacific.

“Graco reported record sales and earnings for the full year and in each quarter of 2013, including the fourth quarter,” said Patrick J. McHale, Graco’s President and CEO. “Industrial project activity was surprisingly strong in China in the fourth quarter, which lifted our Asia Pacific region to a double-digit performance for the quarter and brought the region back to modest growth for the full year. Contractor segment sales in the Americas approached double-digit growth in the fourth quarter, against a difficult comparison from the prior year. The business executed well throughout 2013, capturing growth from the U.S. housing recovery to grow 22 percent for the full year in the Americas and drove double-digit growth for the segment worldwide. Graco posted fourth quarter and annual growth in every reportable segment

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and region in 2013, with the exception of our Lubrication segment, which was down slightly in the quarter and flat on the year.”

Consolidated Results

Sales for the quarter were up 7 percent, including increases of 4 percent in the Americas, 8 percent in EMEA (4 percent at consistent translation rates) and 14 percent in Asia Pacific (16 percent at consistent translation rates). For the year, sales increased 9 percent, including increases of 11 percent in the Americas, 10 percent in EMEA (8 percent at consistent translation rates) and 3 percent in Asia Pacific (5 percent at consistent translation rates). The first quarter impact of the Powder Finishing operations acquired in April 2012 contributed approximately 3 percentage points of the total sales growth for the year and accounted for most of the growth in EMEA and Asia Pacific.

Gross profit margin, expressed as a percentage of sales, was 54 percent for the quarter and 55 percent for the year, consistent with the comparable periods of last year. For the quarter, realized price increases offset the unfavorable effects of manufacturing spending increases and changes in product mix. For the year, the effects of realized price increases and higher production volume offset the unfavorable effect of changes in product mix.

Total operating expenses for the quarter increased $3 million. Decreases in corporate general and administrative expenses partially offset increases in product development and volume related increases in selling, marketing and distribution. Operating expenses for the year increased $2 million, with business activity-related increases largely offset by decreases in general and administrative expenses, including a $14 million decrease in acquisition and divestiture costs.

Other expense (income) included dividends received from the Liquid Finishing businesses that are held separate from the Company’s other businesses. Such dividends totaled $4 million in each of the fourth quarters of 2013 and 2012. Dividends for the year totaled $28 million in 2013 and $12 million in 2012.

The effective income tax rate for the year was 27 percent, down from 31 percent last year. The lower rate for 2013 reflected the effects of higher after-tax dividend income received from the Liquid Finishing businesses and the federal R&D credit that was renewed in 2013, effective retroactive to the beginning of 2012. There was no R&D credit recognized in 2012.

Segment Results

Certain measurements of segment operations are summarized below:

	Quarter Ended			Year Ended
	Industrial	Contractor	Lubrication	Industrial	Contractor	Lubrication
Net sales (in millions)	$ 171.8	$ 73.5	$ 26.6	$ 652.3	$ 342.5	$ 109.1
Net sales percentage change from last year	10%	5%	(3)%	8%	15%	(1)%
Operating earnings as a percentage of net sales
2013	32%	13%	20%	32%	21%	21%
2012	30%	16%	20%	31%	18%	20%

Industrial segment sales increased 10 percent for the quarter and 8 percent for the year. Sales for the quarter increased 3 percent in the Americas, 8 percent in EMEA (4 percent at consistent translation rates) and 25 percent in Asia Pacific (28 percent at consistent translation rates). Sales for the year increased 6 percent in the Americas, 12 percent in EMEA (9 percent at consistent translation rates) and 7 percent in Asia Pacific (10 percent at consistent translation rates). Expense leverage on higher sales

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volume drove the 2 percentage point increase in operating margin rate for the quarter. The effects of purchase accounting related to inventory reduced the operating margin rate for the year 2012 by approximately 1 percentage point.

Contractor segment sales increased 5 percent for the quarter and 15 percent for the year. Sales for the quarter increased 8 percent in the Americas, increased 8 percent in EMEA (4 percent at consistent translation rates), and decreased 12 percent in Asia Pacific. For the year, sales increased 22 percent in the Americas, increased 4 percent in EMEA (2 percent at consistent translation rates) and decreased 4 percent in Asia Pacific. Expenses in this segment increased $3 million from the fourth quarter of the prior year due to increased product development and product launch activities for new products expected to be released in the first quarter of 2014. For the year, higher sales and the leveraging of expenses drove the improvement in operating earnings as a percentage of sales.

Lubrication segment sales decreased 3 percent (2 percent at consistent translation rates) for the quarter and 1 percent (flat at consistent translation rates) for the year. Sales for the quarter were flat in the Americas and EMEA, and decreased 19 percent in Asia Pacific. For the year, sales were flat in the Americas, increased 14 percent in EMEA and decreased 13 percent in Asia Pacific. Operating margin rates were consistent between years for both the quarter and the year.

Acquisition in 2012

On April 2, 2012, the Company completed the purchase of the finishing businesses of Illinois Tool Works Inc. The acquisition included Powder Finishing and Liquid Finishing equipment operations, technologies and brands. Results of the Powder Finishing business have been included in the Industrial segment since the date of acquisition.

Pursuant to a March 2012 order, the Liquid Finishing businesses were to be held separate from the rest of Graco’s businesses while the United States Federal Trade Commission (“FTC”) considered a settlement with Graco and determined which portions of the Liquid Finishing business Graco must divest.

In May 2012, the FTC issued a proposed decision and order which requires Graco to sell the Liquid Finishing business assets, including certain business activities related to the development, manufacture, and sale of products under the Binks®, DeVilbiss®, Ransburg® and BGK® brand names, no later than 180 days from the date the order becomes final. The FTC has not yet issued its final decision and order.

The Company has retained the services of an investment bank to help it market the Liquid Finishing businesses and identify potential buyers. While it seeks a buyer, Graco must continue to hold the Liquid Finishing business assets separate from its other businesses and maintain them as viable and competitive.

The Company does not control the Liquid Finishing businesses, nor is it able to exert influence over those businesses. Consequently, the Company’s investment in the shares of the Liquid Finishing businesses has been reflected as a cost-method investment, and its financial results have not been consolidated with those of the Company. Income is recognized based on dividends received from current earnings and is included in other income.

The Liquid Finishing businesses generated sales of $68 million and EBITDA of $15 million in the fourth quarter and $279 million and $61 million, respectively, for the year.

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Outlook

“As stated in the earnings release last quarter, Graco expects to achieve growth in all segments and regions in 2014,” stated Mr. McHale. “We believe that housing starts in the U.S. will easily eclipse one million in 2014, which should help drive our Contractor segment in the Americas to another year of double-digit growth, albeit at a pace slower than 2013. We expect the macro environment for Industrial and Lubrication to be generally positive in 2014, but do expect results to continue to be a bit choppy from quarter to quarter and between product lines and geographies. We remain confident in our long-term growth strategies and will work closely with our distributor partners to deliver good performance in 2014.”

Cautionary Statement Regarding Forward-Looking Statements

The Company desires to take advantage of the “safe harbor” provisions regarding forward-looking statements of the Private Securities Litigation Reform Act of 1995 and is filing this Cautionary Statement in order to do so. From time to time various forms filed by our Company with the Securities and Exchange Commission, including our Form 10-K, our Form 10-Qs and Form 8-Ks, and other disclosures, including our 2012 Overview report, press releases, earnings releases, analyst briefings, conference calls and other written documents or oral statements released by our Company, may contain forward-looking statements. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” and similar expressions, and reflect our Company’s expectations concerning the future. All forecasts and projections are forward-looking statements. Forward-looking statements are based upon currently available information, but various risks and uncertainties may cause our Company’s actual results to differ materially from those expressed in these statements. The Company undertakes no obligation to update these statements in light of new information or future events.

Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: changes in laws and regulations; economic conditions in the United States and other major world economies; whether we are able to locate, complete and effectively integrate acquisitions; whether we are able to effectively and timely complete a divestiture of the acquired Liquid Finishing businesses, which has not been completed and remains subject to FTC approval; risks incident to conducting business internationally, including currency fluctuations and political instability; supply interruptions or delays; the ability to meet our customers’ needs, and changes in product demand; new entrants who copy our products or infringe on our intellectual property; results of and costs associated with, litigation, administrative proceedings and regulatory reviews incident to our business; compliance with anti-corruption laws; the possibility of decline in purchases from few large customers of the Contractor segment; fluctuations in new construction and remodeling activity; natural disasters; and security breaches. Please refer to Item 1A of our Annual Report on Form 10-K for fiscal year 2012 (and most recent Form 10-Q) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

Investors should realize that factors other than those identified above and in Item 1A might prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

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Conference Call

Graco management will hold a conference call, including slides via webcast, with analysts and institutional investors on Tuesday, January 28, 2014, at 11:00 a.m. ET, to discuss Graco’s fourth quarter and year-end results.

A real-time Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen and view slides can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 2:00 p.m. ET on January 28, 2014, by dialing 800-406-7325, Conference ID #4659630, if calling within the U.S. or Canada. The dial-in number for international participants is 303-590-3030, with the same Conference ID #. The replay by telephone will be available through January 31, 2014.

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and coating materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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GRACO INC. AND SUBSIDIARIES

Consolidated Statement of Earnings (Unaudited)

	Quarter Ended		Year Ended
(in thousands, except per share amounts)	Dec 27, 2013	Dec 28, 2012	Dec 27, 2013	Dec 28, 2012
Net Sales	$271,923	$253,678	$1,104,024	$1,012,456
Cost of products sold	124,724	114,790	496,569	461,926

Gross Profit	147,199	138,888	607,455	550,530
Product development	14,032	12,296	51,428	48,921
Selling, marketing and distribution	45,646	41,720	177,853	163,523
General and administrative	24,192	26,970	98,405	113,409

Operating Earnings	63,329	57,902	279,769	224,677
Interest expense	4,310	4,992	18,147	19,273
Other expense (income), net	(3,529)	(5,752)	(27,200)	(11,922)

Earnings Before Income Taxes	62,548	58,662	288,822	217,326
Income taxes	17,800	16,400	78,000	68,200

Net Earnings	$44,748	$42,262	$210,822	$149,126

Net Earnings per Common Share
Basic	$0.73	$0.70	$3.44	$2.47
Diluted	$0.71	$0.68	$3.36	$2.42
Weighted Average Number of Shares
Basic	61,148	60,697	61,203	60,451
Diluted	62,917	61,920	62,790	61,711

Segment Information (Unaudited)

	Quarter Ended		Year Ended
	Dec 27, 2013	Dec 28, 2012	Dec 27, 2013	Dec 28, 2012
Net Sales
Industrial	$171,844	$156,371	$652,344	$603,398
Contractor	73,478	69,868	342,546	298,811
Lubrication	26,601	27,439	109,134	110,247

Total	$271,923	$253,678	$1,104,024	$1,012,456

Operating Earnings
Industrial	$55,087	$47,483	$211,265	$186,129
Contractor	9,875	10,971	72,245	54,310
Lubrication	5,227	5,547	22,512	22,535
Unallocated Corporate expenses	(6,860)	(6,099)	(26,253)	(38,297)

Total	$63,329	$57,902	$279,769	$224,677

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GRACO INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In thousands)

	Dec 27, 2013	Dec 28, 2012
ASSETS
Current Assets
Cash and cash equivalents	$19,756	$31,120
Accounts receivable, less allowances of $6,300 and $6,600	183,293	172,143
Inventories	133,787	121,549
Deferred income taxes	18,827	17,742
Investment in businesses held separate	422,297	426,813
Other current assets	14,633	7,629

Total current assets	792,593	776,996

Property, Plant and Equipment
Cost	407,887	389,067
Accumulated depreciation	(256,170)	(237,523)

Property, plant and equipment, net	151,717	151,544

Goodwill	189,967	181,228
Other Intangible Assets, net	147,940	151,773
Deferred Income Taxes	20,366	38,550
Other Assets	24,645	21,643

Total Assets	$1,327,228	$1,321,734

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable to banks	$9,584	$8,133
Trade accounts payable	34,282	28,938
Salaries and incentives	38,939	34,001
Dividends payable	16,881	15,206
Other current liabilities	69,167	65,393

Total current liabilities	168,853	151,671

Long-term Debt	408,370	556,480
Retirement Benefits and Deferred Compensation	94,705	137,779
Deferred Income Taxes	20,935	21,690

Shareholders’ Equity
Common stock	61,003	60,767
Additional paid-in-capital	347,058	287,795
Retained earnings	272,653	189,297
Accumulated other comprehensive income (loss)	(46,349)	(83,745)

Total shareholders’ equity	634,365	454,114

Total Liabilities and Shareholders’ Equity	$1,327,228	$1,321,734

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GRACO INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Year Ended
	Dec 27, 2013	Dec 28, 2012
Cash Flows From Operating Activities
Net Earnings	$210,822	$149,126
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	37,316	38,762
Deferred income taxes	(1,715)	(10,786)
Share-based compensation	16,545	12,409
Excess tax benefit related to share-based payment arrangements	(8,347)	(4,217)
Change in
Accounts receivable	(11,880)	(2,752)
Inventories	(10,186)	5,941
Trade accounts payable	2,436	(952)
Salaries and incentives	2,022	(4,251)
Retirement benefits and deferred compensation	3,629	3,209
Other accrued liabilities	5,556	3,288
Other	(3,143)	(95)

Net cash from operating activities	243,055	189,682

Cash Flows From Investing Activities
Property, plant and equipment additions	(23,319)	(18,234)
Acquisition of businesses, net of cash acquired	(11,560)	(240,068)
Investment in businesses held separate	4,516	(426,813)
Proceeds from sale of assets	1,600	-
Other	(2,475)	(9,405)

Net cash used in investing activities	(31,238)	(694,520)

Cash Flows From Financing Activities
Borrowings (payments) on short-term lines of credit, net	1,280	(619)
Borrowings on long-term line of credit	419,905	649,325
Payments on long-term line of credit	(568,122)	(392,845)
Payments of debt issuance costs	-	(1,921)
Excess tax benefit related to share-based payment arrangements	8,347	4,217
Common stock issued	41,664	30,194
Common stock repurchased	(67,827)	(1,378)
Cash dividends paid	(61,139)	(54,302)

Net cash provided by (used in) financing activities	(225,892)	232,671

Effect of exchange rate changes on cash	2,711	137

Net increase (decrease) in cash and cash equivalents	(11,364)	(272,030)
Cash and cash equivalents:
Beginning of year	31,120	303,150

End of year	$19,756	$31,120

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